Exhibit (d)(10)

AMENDMENT NO. 9 TO

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

TCW Funds, Inc. and TCW Investment Management Company LLC hereby agree to amend the Investment Advisory and Management Agreement (“Agreement”) entered into by the parties and dated as of February 6, 2013, as amended February 6, 2013, June 26, 2013, November 24, 2014, June 23, 2015, January 26, 2016, September 26, 2016, August 25, 2017, and February 28, 2018 as follows.

This amendment shall be effective as of January 1, 2019. All other terms and conditions of the Agreement will remain in full force and effect, including the existing provisions of Schedule A and any amendments, thereof.

SCHEDULE A

Fund	Annual Fee Rate (expressed as a percentage of net assets)

TCW Artificial Intelligence Equity Fund	0.70%

TCW Global Real Estate Fund	0.80%

TCW New America Premier Equities Fund	0.65%

TCW Relative Value Dividend Appreciation Fund	0.60%

TCW Relative Value Large Cap Fund	0.60%

TCW Relative Value Mid Cap Fund	0.70%

TCW Select Equities Fund	0.65%

TCW Core Fixed Income Fund	0.40%

TCW Enhanced Commodity Strategy Fund	0.50%

TCW Global Bond Fund	0.50%

TCW High Yield Bond Fund	0.45%

TCW Short Term Bond Fund	0.35%

TCW Total Return Bond Fund	0.50%

TCW Developing Markets Equity Fund	0.80%

TCW Emerging Markets Income Fund	0.75%

TCW Emerging Markets Local Currency Income Fund	0.75%

TCW Emerging Markets Multi-Asset Opportunities Fund	0.90%

TCW International Small Cap Fund	0.75%

IN WITNESS WHEREOF, the parties have agreed to and executed this amendment to the Agreement on the day and year written above.

Attest	TCW FUNDS, INC.

/s/ Patrick W. Dennis	By:	/s/ David S. DeVito
Patrick W. Dennis		David S. DeVito
Assistant Secretary		President and Chief Executive Officer

	By:	/s/ Richard Villa
Richard Villa
Treasurer and Principal Financial Officer

Attest	TCW INVESTMENT MANAGEMENT COMPANY LLC

/s/ Patrick W. Dennis	By:	/s/ David S. DeVito
Patrick W. Dennis		David S. DeVito
Assistant Secretary		Executive Vice President and Chief Operating Officer

	By:	/s/ Richard Villa
Richard Villa
Chief Financial Officer and Managing Director